Exhibit 10.33

SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC

AGREEMENT RELATING TO EMPLOYMENT AND

POST-EMPLOYMENT COMPETITION

This Agreement is between Jonathan H. Zabusky (“Employee”) and SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC (“SEAMLESSWEB”).

RECITALS

WHEREAS, SEAMLESSWEB is a leading provider of online food and catering ordering services and related services to business and industry, private and public institutions, and the general public;

WHEREAS, SEAMLESSWEB has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of SEAMLESSWEB and its business segments and groups; management development reviews, including information regarding the capabilities and experience of SEAMLESSWEB employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding SEAMLESSWEB’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of SEAMLESSWEB that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations research, reports, structures, compounds, techniques, methods, processes, know-how;

WHEREAS, all such Proprietary Information is developed at great expense to SEAMLESSWEB and is considered by SEAMLESSWEB to be confidential trade secrets;

WHEREAS, Employee, as a senior manager, will have access to SEAMLESSWEB’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction with and presentations by other senior managers, key employees, board members or other key advisors of SEAMLESSWEB or its affiliates;

WHEREAS, SEAMLESSWEB will introduce Employee to SEAMLESSWEB clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with SEAMLESSWEB’s clients, customers, suppliers and others;

WHEREAS, SEAMLESSWEB will provide specialized training and skills to Employee in connection with the performance of Employee’s duties at SEAMLESSWEB which training involves the disclosure by SEAMLESSWEB to Employee of Proprietary Information; and

WHEREAS, SEAMLESSWEB will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of SEAMLESSWEB’s Proprietary Information, will have a personal relationship with SEAMLESSWEB’s clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to SEAMLESSWEB;

NOW, THEREFORE, in consideration of Employee’s continued employment with SEAMLESSWEB, the opportunity to receive equity-based grants with respect to SEAMLESSWEB or its affiliates, the severance and other post-employment benefits provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with SEAMLESSWEB as a condition of continued employment pursuant to which SEAMLESSWEB will limit Employee’s right to compete against SEAMLESSWEB during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT: Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information, which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which SEAMLESSWEB is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding SEAMLESSWEB, its affiliates or any of their respective officers, directors, personnel, policies or products, other than to comply with law.

ARTICLE 2. NON-COMPETITION:

A.

Subject to Article 2, B, below, Employee, during Employee’s period of employment with SEAMLESSWEB, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without SEAMLESSWEB’s written permission, which shall be granted or denied in SEAMLESSWEB’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by SEAMLESSWEB at any time during the term of Employee’s employment; provided, however, if Employee’s employment is involuntarily terminated by SEAMLESSWEB for any reason other than Cause (as defined herein) or if Employee resigns his employment due to a Material Diminution (as defined herein), then the term of the non-competition provision set forth herein will be modified to be one year following such termination of employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.	The provision set forth in Article 2.A above shall apply to full extent permitted by law (i) in all fifty states, and (ii) in each foreign country, possession or territory in which SEAMLESSWEB may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.	Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of SEAMLESSWEB, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with SEAMLESSWEB. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by SEAMLESSWEB for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3. NON-SOLICITATION: During the period of Employee’s employment with SEAMLESSWEB and for a period of two years following the termination of Employee’s employment, regardless of the reason for termination. Employee shall not, directly or indirectly: (i) induce or encourage any employee of SEAMLESSWEB to leave the employ of SEAMLESSWEB, (ii) hire any individual who was an employee of SEAMLESSWEB as of the date of Employee’s termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of SEAMLESSWEB to cease or reduce doing business with SEAMLESSWEB or in any way interfere with the relationship between any such customer, client, supplier or other business relation and SEAMLESSWEB.

ARTICLE 4. DISCOVERIES AND WORKS: Employee hereby irrevocably assigns, transfers, and conveys to SEAMLESSWEB to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by SEAMLESSWEB and within the scope of Employee’s employment and/or with the use of SEAMLESSWEB’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by SEAMLESSWEB are not Implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by SEAMLESSWEB to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by SEAMLESSWEB. Any Discoveries and Works that, within six months after the termination of Employee’s employment with SEAMLESSWEB, are made disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by SEAMLESSWEB at the time of such termination shall, as between Employee and SEAMLESSWEB, be presumed to have been made during such employment with SEAMLESSWEB. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants SEAMLESSWEB a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with SEAMLESSWEB’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with SEAMLESSWEB that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE 5. REMEDIES: Employee acknowledges that in the event of any material violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, SEAMLESSWEB will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such material violation or threatened material violation by Employee, SEAMLESSWEB shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to SEAMLESSWEB. If SEAMLESSWEB is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6. POST-EMPLOYMENT BENEFITS:

A.	If Employee’s employment is terminated by SEAMLESSWEB for any reason other than Cause or if Employee resigns his employment due to a Material Diminution, Employee shall be entitled to the following post-employment benefits:

1. Severance Pay: Employee shall receive severance payments equivalent to Employee’s weekly base salary as of the effective date of termination for the number of weeks set forth on the following schedule:

Years of Continuous Service with SEAMLESSWEB (or with any of its Predecessor Corporations or its Parent Entities) Completed from Last Hire Date	Weeks of Severance Pay
Less than 2	26
2	32
3	39
4	45
5 or more	52

Subject to Article 6.E., severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with SEAMLESSWEB’s normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the “Severance Pay Period.”

2. Other Post-Employment Benefits

(a)	Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from SEAMLESSWEB will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against SEAMLESSWEB’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under the terms of the plans providing such coverages.

(b)

If, at the time of termination, SEAMLESSWEB is providing Employee with a leased vehicle, then SEAMLESSWEB will continue to provide the leased vehicle through the Severance Pay Period under the same terms and conditions as in effect at the time of the Employee’s termination. At the expiration of the Severance Pay Period, Employee must return the leased vehicle to SEAMLESSWEB unless the Employee elects to purchase the vehicle in accordance with the applicable SEAMLESSWEB policy then in effect. If Employee is receiving a car allowance at the time of the Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, the Employee will cease being paid a car allowance.

(c)	Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to bonus plans, long term disability, any nonqualified plans and any equity-based plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan.

B.	Termination for “Cause” shall be defined as termination of employment due to Employee’s: (i) commission of a felony or a crime of moral turpitude; (ii) commission of a willful and material act of dishonesty involving the Company; (iii) material breach of the Company’s Business Conduct Policy that causes harm to the Company or its business reputation; or (iv) willful misconduct that causes material harm to the Company or its business reputation.

C.	If Employee is terminated by SEAMLESSWEB for reasons other than Cause or if Employee resigns his employment due to a Material Diminution, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period, provided such employment does not violate the terms of Article 2.

D.	In addition to the remedies set forth in Article 5, SEAMLESSWEB reserves the right to terminate all severance payments and other post-employment benefits if Employee materially violates the covenants set forth in Articles 1, 2, 3 or 4 above.

E.	Employee’s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee’s execution of a release substantially in the form of Exhibit A attached hereto, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee. For the avoidance of doubt, notwithstanding anything else contained in this Article 6 to the contrary, SEAMLESSWEB may choose not to commence (or may choose to discontinue) providing any payment or benefit hereunder unless and until Employee executes and delivers, without revocation, the foregoing release within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, SEAMLESSWEB shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment; provided, further, that if the 60 day release consideration period (and any permitted revocation period thereafter, if applicable) as described above begins in one calendar year and ends in a second calendar year, then any payment or benefit hereunder shall not commence until the second of such two calendar years (regardless of whether Employee delivers the required release in the first calendar year or in the second calendar year).

F.

“Material Diminution” shall be defined as: (a) a material reduction in Employee’s assigned duties as Chief Executive Officer of SEAMLESSWEB, which is not cured within 30 days of written notice by Employee to SEAMLESSWEB of the facts which constitute Employee’s contention of a material reduction in his duties, such written notice to be given no later than 30 days after the occurrence of facts constituting such material reduction; (b) a relocation of the headquarters location of SEAMLESSWEB to a location greater than 50 miles from New York City; or (c) a reduction in Employee’s base salary or target annual bonus.

ARTICLE 7. TERM OF EMPLOYMENT: Employee acknowledges that SEAMLESSWEB has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by SEAMLESSWEB for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by SEAMLESSWEB are in full satisfaction of any obligations SEAMLESSWEB may have resulting from SEAMLESSWEB’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans and conversion of insurance.

ARTICLE 8. MISCELLANEOUS:

A.	As used throughout this Agreement, SEAMLESSWEB includes SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC and its subsidiaries and affiliates (including, without limitation, ARAMARK CORPORATION, for so long as ARAMARK CORPORATION owns greater than 50% of the outstanding equity interests of SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC) or any corporation, joint venture, or other entity in which SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC or its subsidiaries or affiliates have an equity interest in excess of ten percent (10%).

B.	This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and SEAMLESSWEB or ARAMARK

CORPORATION with the exception of the offer letter and Offer Detail Summary dated June 6, 2011 from SeamlessWeb Professional Services, LLC, the ARAMARK Corporation Special Incentive and Enhanced Severance Letter Agreement dated September 27, 2010 from ARAMARK Corporation, as acknowledged in the letter agreement from Christopher S. Holland, Senior Vice President and Treasurer of ARAMARK Corporation, dated June 6, 2011.

C.	If Employee’s employment with SEAMLESSWEB terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of SEAMLESSWEB (whether direct or indirect), such termination shall not be deemed a termination of employment by SEAMLESSWEB for purposes of this Agreement, provided that SEAMLESSWEB requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SEAMLESSWEB would be required to perform it if no such transaction had taken place. Employee acknowledges and agrees that SEAMLESSWEB may assign this Agreement and SEAMLESSWEB’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that SEAMLESSWEB may assign this Agreement and all references to “SEAMLESSWEB” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

D.	Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

E.	In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

F.

In the event that it is reasonably determined by SEAMLESSWEB that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments or benefits that Employee is entitled to under the terms of this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESSWEB in which Employee participates) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, SEAMLESSWEB shall, in lieu of providing such payment or benefit when otherwise due under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESSWEB in which Employee participates), instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules, which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day following the six-month period beginning on the date of Employee’s termination of employment; provided, further, that to the extent that the amount of payments due under Article 6.A are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas, Reg. Sec. 1.409A-1(b)(9)(iii)(A) or another applicable exemption, such payments shall not be subject to such six-month delay. In the event that any payments or benefit that SEAMLESSWEB would otherwise be required to provide under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by SEAMLESSWEB in which Employee participates) cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Tax Rules, SEAMLESSWEB shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. In addition to the foregoing, for purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules.

G.	The terms of this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of New York and the courts of the United States of America located in New York for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated for a have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.G, SEAMLESSWEB may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

H.	Employee expressly consents to the application of Article 8.G to any judicial action or proceeding arising out of or relating to this Agreement. SEAMLESSWEB shall have the right to serve legal process upon Employee in any manner permitted by law. SEAMLESSWEB may deliver any notice to Employee pursuant to this Agreement by sending such notice to the most recent address on file for the Employee.

I.	Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.G and hereby agrees not to plead or claim the same.

J.	Notwithstanding any other provision of this Agreement, SEAMLESSWEB may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

K.	Employee and SEAMLESSWEB acknowledge that for purposes of Article 6, Employee’s last hire date with SEAMLESSWEB was March 1, 2007 (including employment service credit for service with ARAMARK Corporation in regard to any payments and benefits provided hereunder).

L.	This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by SEAMLESSWEB. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC

Date:	June 6, 2011	By:	/s/ Christopher S. Holland
Christopher S. Holland

Date:	June 6, 2011	By:	/s/ Jonathan H. Zabusky
Jonathan H. Zabusky

Schedule 1

Prior Works*

*	If no Prior Works are listed, Employee certifies that there are none.

Exhibit A — Form of Release

Release and Waiver of Claims

1. In consideration for the payments provided for under the Agreement Relating to Employment and Post-Employment Competition between me, [    ], and SeamlessWeb Professional Solutions, LLC (“SeamlessWeb”) dated [    ] (the “Post Employment Competition Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release SeamlessWeb (which term shall be deemed to include ARAMARK Holdings Corporation and all subsidiary and affiliated and successor companies of ARAMARK Holdings Corporation or other entity in which ARAMARK Holdings Corporation or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%)), its predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with SeamlessWeb; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with SeamlessWeb occurring or existing up to the Effective Date of Separation; and (d) any equity or stock plans of SeamlessWeb (such released claims are collectively referred to herein as the “Released Claims”).

2. The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise and (ii) any claims for wrongful discharge breach of contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3. The Released Claims shall not include any claim for vested benefits arising under or relating to (a) the Seamless Web Professional Solutions, LLC 2011 Management Equity Incentive Plan, the ARAMARK Stockholders Agreement or SeamlessWeb, to the extent applicable, any similar equity plan or agreement, (b) accrued benefits under any retirement, pension or welfare benefit plan of SeamlessWeb or its affiliates or ARAMARK, (c) any directors and officers insurance coverage maintained by or indemnification rights under the governing documents of SeamlessWeb or ARAMARK, or (d) any claims to enforce my rights under, or with respect to, the Post Employment Competition Agreement or the letter agreement dated June     , 2011 by and between me, [    ] and ARAMARK Corporation relating to special incentive and enhanced severance (the “ARAMARK Letter Agreement”).

4. I expressly understand and agree that the obligations of SeamlessWeb as set forth in the Post Employment Competition Agreement and the obligations of ARAMARK Corporation relating to the ARAMARK Letter Agreement are in lieu of any and all other amounts which I might be, are now, or may become, entitled to receive from SeamlessWeb or ARAMARK upon any claim released herein.

5. I represent that I have read carefully and fully understand the terms of this Release and that I have been advised by this writing to consult with an attorney and further have had the opportunity to consult with an attorney prior to signing this Release. I further acknowledge that I fully understand the Release that I am signing. I acknowledge that I am signing this Release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release. I acknowledge that I have been given a reasonable period of time to consider whether I want to sign this Release.